Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Huntington Bancshares Incorporated of our reports relating to the consolidated financial statements of Sky Financial Group, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, in 2005), and management’s report on the effectiveness of internal control over financial reporting dated February 22, 2007, appearing in the Annual Report on Form 10-K of the Sky Financial Group, Inc. for the year ended December 31, 2006.

/s/ Deloitte and Touche LLP
Columbus, OH
July 6, 2007